Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 18, 2018 (August 24, 2018 as to the effects of the Company’s reincorporation in Delaware as described in Note 1 and Note 15) relating to the financial statements of Ra Medical Systems, Inc. (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatement of the 2016 financial statements), appearing in Amendment No. 3 to Registration Statement No. 333-226191 on Form S-1 of the Company, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
September 26, 2018